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                                                                    Exhibit 6.14

                             ASSIGNMENT OF CONTRACT

On this 15th day of July, 1999, for good and valuable consideration, the receipt of which is hereby acknowledged, Brooke Corporation does hereby transfer, set over, assign and convey to G.I. Agency, Inc., a Kansas corporation, all of its right, title, and interest in and to an Agreement for Sale of Insurance Agency Assets, dated June 28, 1999, between Brooke Corporation and Colhour Agency, Inc. By virtue of this assignment, assignee, G.I. Agency, Inc., hereby assumes all rights, responsibilities, benefits and obligations of Brooke Corporation under such contract to the same extent and effect as if an original signatory thereof.

BROOKE CORPORATION                            G.I. AGENCY, INC.

By:                                           By:


 /s/ Michael Hess                              /s/ Robert D. Orr
------------------------------                ---------------------------
Michael Hess, President                       Robert D. Orr, Chairman


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                                    AGREEMENT
                                       FOR
                         SALE OF INSURANCE AGENCY ASSETS

THIS AGREEMENT MADE this 28th day of June, 1999 by and between Colhour Agency Inc., hereinafter referred to as "Seller", and Brooke Corporation, hereinafter referred to as "Purchaser".

In consideration of the mutual promises, covenants, and agreements set forth hereinafter, the Seller does hereby agree to sell and the Purchaser does hereby agree to purchase the assets hereinafter described on the terms and conditions set forth as follows:

1. SUBJECT MATTER OF THE AGREEMENT. Seller hereby agrees to sell, transfer, assign and convey unto the Purchaser all of the Seller's right, title and interest in and to the property and casualty insurance agency assets owned by Seller. Such sale shall include the "book of business", goodwill, client lists, client records, client files, client renewals, claims records, and all other intangible assets associated with Seller's property and casualty insurance agency business which does business as Colhour Agency Inc. or which may have done business under any other trade name. All assets shall be conveyed unto Purchaser, free and clear of any claims, liens and encumbrances whatever.

2. PURCHASE PRICE. In consideration of the sale of the above described assets, the Purchaser agrees to pay the total sum of Two Hundred Six Thousand Five Hundred Seventy Four and 30/100 Dollars ($206,574.30) in the following manner:

(A) The sum of Two Thousand One Hundred and Sixty-Five Dollars ($2,165.00) as earnest money, the receipt of which is hereby acknowledged.

(B) The sum of One Hundred One Thousand One Hundred Twenty-Two and 15/100 Dollars ($101,122.15) shall be paid to Seller at the date of closing.

(C) A final payment of One Hundred Three Thousand Two Hundred Eighty-Seven and 15/100 Dollars ($103,287.15) shall be paid to Seller on January 1, 2000.

3. CONVEYANCE OF TITLE TO PERSONAL PROPERTY. Seller shall convey title to the above described property and casualty insurance agency assets by a Bill of Sale which shall be executed, acknowledged, and delivered to the Purchaser on the closing date of this agreement, free of all liens and encumbrances whatever. The bill of sale shall be in the form attached hereto as Exhibit A and made a part hereof by reference.

4. CLOSING. Closing of this sale shall occur no later than June 1st, 1999, unless a later date is required in order to satisfy the contingencies set forth hereinafter.

5. EFFECTIVE DATE OF TRANSFER OF BUSINESS AND OBLIGATIONS.

(A) All of the property and casualty insurance agency assets conveyed under the terms of this agreement shall be transferred as of the closing date. For the purpose of this agreement, the policy inception date will determine on which day the insurance was written. If premiums are paid by a policyholder to an insurance company in installments, it is agreed that the due date of each installment shall be considered a new policy inception date. The Purchaser shall be entitled to all commissions for Insurance written by Seller, or Seller's directors, officers and employees on or subsequent to the closing date.

(B) Seller shall be liable for all debts, premiums, claims and obligations incurred prior to the closing date. All accounts receivables for insurance written prior to the closing date shall remain the separate property of the Seller, provided that Seller pays all debts, premiums, claims and obligations on insurance written prior to closing date.

(C) Purchaser will attempt to collect all funds owed to Seller for insurance written prior to the closing date. Seller appoints Purchaser as its attorney in fact to endorse checks made payable to Seller by policyholders or insurance companies. Any funds collected by Purchaser for the Seller will be remitted to Seller on a monthly basis.

(D) After the closing date, Seller shall not be responsible for payment to Purchaser of commissions on any reduction of premiums resulting from policy cancellations, policy endorsements or policy audits for insurance written prior to the closing date. Correspondingly, after the closing date, Purchaser shall not be responsible for payment to Seller of commissions on any additional premiums resulting from policy endorsements or policy audits for insurance written prior to the closing date.

(E) Seller shall remit to Purchaser on the closing date any funds received by Seller for insurance written on or subsequent to the closing date.

(F) Purchaser shall be entitled to all profit sharing commissions received after closing.

6.  HOLD HARMLESS GUARANTY.

(A) Seller hereby agrees and promises to hold Purchaser harmless for any and all liability that may arise by reason of Seller's or Seller's directors, officers and employees negligence or failure to renew, issue or otherwise service any insurance policy prior to the date of closing, it being agreed that any liability for such errors and omissions in the transaction of insurance business shall vest solely with Seller.

(B) Purchaser hereby agrees and promises to hold Seller harmless for any and all liability that may arise by reason of Purchaser's or Purchaser's directors, officers and employees negligence or failure to renew, issue or otherwise service any insurance policy after the date of closing, it being agreed that any liability for such errors and omissions in the transaction of insurance business shall vest solely with Purchaser.

7. CONTINGENCIES. This agreement is further subject to Purchaser being approved for agency contracts with all insurance companies currently represented by the Seller. In the event of non-approval of one or more contracts, this agreement may, at option of the Purchaser, become null and void and Purchaser shall be entitled to the return of all earnest money payments and all parties shall thereupon be released from any further liability under this agreement. In the event that a due diligence audit should disclose that Seller's commissions are not as warranted under paragraph 10(B) following, this agreement may be declared null and void and Purchaser shall be entitled to the return of all sum theretofore advanced, and all parties shall thereupon be released from any further liability under this agreement.

8. COVENANTS OF SELLER.

(A) Seller does, hereby, covenant and agree that it's directors, officers and employees will, at all times, assist and cooperate with Purchaser in transferring to Purchaser all property and casualty insurance business previously written, serviced or sold by Seller or Seller's directors, officers or employees.

(B) Seller and Melvin D. Colhour, individually and Melvin D. Colhour, Jr., individually, further agree that they will not engage directly or indirectly in the business of selling property and casualty insurance policies in or within a 100 mile radius of Kansas City, Missouri, for a period of five (5) years from and after the closing date. Seller and Melvin D. Colhour, individually and Melvin D. Colhour, Jr., individually, further agree that, for a period of five
(5) years from and after the closing date, they will not solicit or write insurance policies for any customers that are a part of the book of business sold pursuant to this agreement and will not directly or indirectly attempt to divert any customer that is a part of the book of business sold pursuant to this agreement from continuing to do business with Purchaser.

(C) Seller does, hereby, covenant and agree to enforce, for the continued benefit of Purchaser, all non solicitation agreements or non compete agreements currently in force between Seller and its directors, officers, independent contractors and employees.

9. WARRANTIES AND REPRESENTATIONS OF THE PURCHASER. The Purchaser warrants and represents that it is a corporation, duly organized, existing and in good standing under the laws of the State of Kansas. Purchaser warrants and represents that it has taken all necessary corporate action, including, but not limited to, binding resolutions of all of its directors to enter into this agreement and to carry out the terms and conditions thereof.

10. WARRANTIES AND REPRESENTATIONS OF THE SELLERS.

(A) _____(Initial if Applicable) Seller warrants that it is a corporation, duly organized, existing and in good standing under the laws of the State of Missouri. Seller warrants and represents that it has taken all necessary corporate action, including, but not limited to, binding resolutions of all of its directors to enter into this agreement and to carry out the terms and conditions thereof.

         _____(Initial if Applicable) Seller warrants that he/she is the sole owner of the assets to be conveyed under the terms of this agreement and has sole authority to make such conveyance.

(B) The Seller warrants and represents that it has received insurance sales commissions, excluding profit sharing commissions and brokered policies commissions, of at least one hundred three thousand two hundred eighty-seven dollars and fifteen cents ($103,287.15), for the twelve (12) month period ending March 31, 1999. Purchaser acknowledges that brokered policy commissions originated by Don Douglas Morgan are included in said insurance sales commission amount.

(C) The Seller warrants and represents that it is the sole and legitimate owner of the property and casualty insurance agency assets to be purchased and sold pursuant to this agreement.

(D) The Seller warrants and represents that it currently has an errors and omissions insurance policy in force and that a "tail" policy will be or has been purchased which provides for continuing errors and omissions insurance coverages, and will provide Purchaser with proof of such coverage upon request.

11. USE OF NAME AND PO BOX AND TELEPHONE NUMBER. As a result of the sale contemplated herein, the Purchaser shall on and after the date of closing be entitled to the use of the trade name Colhour Agency or Colhour Insurance Agency. Furthermore, the Seller shall not use or authorize the use of said trade name to sell insurance policies. The Purchaser shall acquire all rights to the telephone listings and telephone numbers listed under said trade name and to the Post Office Box No.10030 listed under such name.

12. DEFAULT. Time is of the essence of this agreement. In the event that the Purchaser shall fail to pay the amount due on the date of closing, then this agreement shall immediately become null and void and the Seller shall be entitled to retain the earnest money described in paragraph 2(A) hereof as liquidated damages. In said event, this agreement shall thereafter be null and void.

13. SECURITY INTEREST. To secure the payment of the sum described in paragraph 2(C) hereof, Purchaser hereby grants to Seller a security interest in and to the insurance agency assets which are purchased from Seller pursuant to this agreement.

14. ASSIGNMENT OF PURCHASER'S INTEREST. It is agreed that Purchaser has the unconditional right to assign or transfer all of Purchaser's rights and obligations obtained or incurred pursuant to this agreement to a qualified assignee or purchaser capable and having financial resources to honor all commitments contained herein, as may be determined by Purchaser.

15. MISCELLANEOUS AGREEMENTS OF THE PARTIES. Unless otherwise agreed to in writing, the Purchaser shall not assume any of Seller's obligations with regards to employees, lessors (real or personal property), vendors, suppliers, advertisers or utility companies.

16. ENTIRE AGREEMENT. This agreement contains all of the terms and conditions of agreement between the parties hereto relative to the subject matter hereof, and no other agreement relative thereto between them, whether past, present or future, shall be valid unless the same is reduced to writing and signed by each of the parties.

17.  NOTICES.

(A) Notices which may be required to be sent to the Purchaser in accordance with this agreement shall be deemed sufficient if deposited in the United States Mail as first class mail, postage prepaid, and addressed to:

         Brooke Corporation
         Processing Center
         PO Box 426
         Phillipsburg, Kansas 67661
or such other addresses as may be furnished to the Seller in writing.

(B) Notices which may be required to be sent to the Seller in accordance with this agreement shall be deemed sufficient if deposited in the United States Mail as first class mail, postage prepaid and addressed to:

         Melvin D. Colhour
         5010 Marion Ave.
         Independence, MO 64055

or such other addresses as may be furnished to the Purchaser in writing.

18. BINDING EFFECT. This agreement executed in triplicate shall be binding upon each of the parties hereto, their heirs, administrators, successors and assigns. The use of the masculine shall Include the feminine, and the use of the singular shall include the plural. This agreement may not be modified or amended unless such modifications or amendments are reduced to writing.

Seller                                          Purchaser
                                                BROOKE CORPORATION

By: /s/ Melvin D. Colhour                       By: /s/ Shawn Lowry
   -----------------------------------             -----------------------------
Title: Vice President                           Title: Marketing Manager
      --------------------------------                --------------------------

--------------------------------------
Melvin D. Colhour, individually
 /s/ Melvin D. Colhour, Jr.
--------------------------------------
Melvin D. Colhour, Jr., individually

                                   ADDENDUM #1
                                       TO
                  AGREEMENT FOR SALE OF INSURANCE AGENCY ASSETS



This addendum is made to an Agreement for Sale of Insurance Agency Assets dated May 28, 1999 between Colhour Agency, Inc. ("Seller") and Brooke Corporation ("Purchaser").

It is agreed that paragraph 4 of said agreement is hereby amended to provide that the closing of this sale shall occur no later than August 1, 1999. It is further agreed that the Seller shall return to Purchaser the amount of $101,122.15 that was paid by Purchaser on June 1, 1999 because the closing date has been extended from June 1, 1999 to August 1, 1999.

Because insurance companies have been notified of the transfer of assets provided in said agreement, it is further agreed that Seller shall operate as franchise agent for Purchaser until the closing date. Purchaser shall not charge any franchise agent fees to Seller prior to the closing date.

This addendum is dated June 11, 1999.

Seller                                        Purchaser


By: /s/ Melvin D. Colhour                     By: /s/ Shawn Lowry
   --------------------------------              -------------------------------
Title: Vice President                         Title: Marketing Manager
      -----------------------------                 ----------------------------